Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Xenetic Biosciences, Inc. on Form S-8 of our report dated March 16, 2021, with respect to our audits of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2020 and 2019, and for each of the two years ended December 31, 2020 appearing in the Annual Report on Form 10-K of Xenetic Biosciences, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Boston, Massachusetts

December 30, 2021